Exhibit 4.3
INDENTURE
Dated as of __________, 2005
By and Between
PERFORMANCE HOME BUYERS, LLC, as obligor
and
THE HERRING BANK,
a banking corporation formed under the laws
of the State of Texas with trust powers, as trustee
$25,000,000.00
Senior Secured Renewable Notes

CROSS-REFERENCE TABLE

*Trust Indenture Act Section	Indenture Section
310(a)(1)	7.10
(a)(2)	7.10
(a)(3) (a)(4) (a)(5)	N.A. N.A. N.A.
(b) (c) 311(a) (b) (c) 312(a) (b) (c) 313(a) (b) (c) (d) 314(a) (b)	7.10 N.A. 7.11 7.11 N.A. 2.5 10.3 10.3 7.6 7.6 7.6 N.A. 4.3; 10.5 N.A.
(c)(1) (c)(2) (c)(3)	N.A. N.A. N.A.
(d) (e) (f) 315(a) (b) (c) (d) (e)	4.8 N.A. N.A. N.A. N.A. N.A. N.A. N.A.
316(a)(last sentence) (a)(1)(A) (a)(1)(B) (a)(2) (b) (c) 317(a)(1) (a)(2)	N.A. N.A. N.A. N.A. N.A. N.A. N.A. N.A.
(b)	N.A.
318(a) 318(c)	N.A. 10.1

N.A.	means not applicable

*	This Cross Reference Table is not part of the Indenture

v

INDENTURE
     THIS INDENTURE is hereby entered into as of                     , 2005, by and between Performance Home Buyers, LLC, an Ohio limited liability company (the “Company”), as obligor, and The Herring Bank, a banking corporation formed under the laws of the State of Texas with trust powers, as trustee (the “Trustee”).
     The Company and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders of the senior secured renewable notes of the Company (collectively, the “Securities”) issued pursuant to the Company’s registration statement on Form SB-2 (Reg. No. 333-                    ) declared effective by the Securities and Exchange Commission on or about                     , 2005 (the “Registration Statement”).
ARTICLE I.
DEFINITIONS AND INCORPORATION BY REFERENCE
Section 1.1 Definitions.
     “Account” means the record of beneficial ownership of a Security maintained by the Registrar.
     “Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.
     “Agent” means any Registrar, Paying Agent or any Person appointed and retained by the Company to perform certain of the duties or obligations, or exercise certain of the rights and discretions, of the Company hereunder on behalf of the Company pursuant to Section 2.14 hereof.
     “Board of Directors” means the Board of Directors of the Company or any authorized committee of the Board of Directors.
     “Business Day” means any day other than a Legal Holiday.
     “Change of Control” means such time as any Person is or becomes the beneficial owner, as defined in Rule 13d-3 of the Exchange Act, of units of the Company’s membership interests entitling such Person to exercise 50% or more of the total voting power of all units of the Company’s membership interests entitled to vote in elections of directors (or the units of membership interest or the capital stock of any successor of the Company in the case of a merger or transfer of all or substantially all of the Company’s assets).

     “Company” means Performance Home Buyers, LLC, unless and until replaced by a successor in accordance with Article V hereof and thereafter means such successor.
     “Corporate Trust Office” means the office of the Trustee at which the corporate trust business of the Trustee shall, at any particular time, be principally administered, which office is, at the date as of which this Indenture is originally dated, located at 1001 South Harrison Street, Amarillo, Texas 79101, Attention:                     , [Title]
     “Default” means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “Fiscal Year” means initially a December 31 year end.
     “GAAP” means, as of any date, generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession, which are in effect from time to time.
     “Guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.
     “Holder” means a Person in whose name a Security is registered.
     “Indebtedness” means, with respect to any Person and without duplication, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or representing the balance deferred and unpaid of the purchase price of any property (including capital lease obligations) or the expenditure for any services or representing any hedging obligations, including without limitation, any such balance that constitutes an accrued expense or an account or a trade payable, if and to the extent any of the foregoing indebtedness (other than letters of credit and hedging obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, and also includes, to the extent not otherwise included, (a) the Guarantee of items that would be included within this definition, and (b) liability for items that would arise by operation of a Person’s status as a general partner of a partnership.
     “Indenture” means, this Indenture as amended or supplemented from time to time.
     “Interest Accrual Period” means, as to each Security, the period from the later of the Issue Date of such Security or the last Payment Date upon which an interest payment was made until and including the day before the following Payment Date during which interest accrues on each Security with respect to any Payment Date.

     “Issue Date” means, with respect to any Security, the date on which such Security is deemed registered on the books and records of the Registrar, which shall be (i) the date the Company accepts the Subscription Agreement and funds for the purchase of the Security if such funds are received prior to 12:01 p.m. central time on a Business Day, or if such funds are received after such time, on the next Business Day, or (ii) the date that the Security is renewed as of the Maturity Date pursuant to Section 2.1(g).
     “Maturity Date” means, with respect to any Security, the date on which the principal of such Security becomes due and payable as therein provided.
     “Maturity Record Date” means, with respect to any Security, as of 11:59 p.m. on the date fifteen (15) days prior to the Maturity Date or Redemption Date applicable to such Security.
     “Notice of Maturity” means a written notice from the Registrar to a Holder (as further described in Section 2.1(f) that the Holder’s Securities will be maturing on the related Maturity Date occurring within fifteen (15) days but not less than ten (10) days of the deliver of such notice.
     “Obligations” means any principal, interest (including Post-Petition Interest), penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.
     “Officer” means the Chairman of the Board or principal executive officer of the Company, the President or principal operating officer of the Company, the Chief Financial Officer or principal financial officer of the Company, the Treasurer, Controller or principal accounting officer, Secretary or any Executive or Senior Vice-President of the Company.
     “Officer’s Certificate” means a certificate signed by two Officers, one of whom must be the principal executive officer, principal operating officer, principal financial officer or principal accounting officer of the Company.
     “Opinion of Counsel” means an opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.
     “Payment Account” means the bank account designated by the Holder to receive payments of interest and/or principal due on such Holder’s Securities.
     “Payment Date” means (i) with respect to any Security for which monthly interest payments are required to be made, the last day of the calendar month or such other date as is designated by the Holder pursuant to Section 2.1(e), (ii) with respect to any Security for which interest is required to be made quarterly, semi-annually or annually, the same day of the month as the quarterly, semi-annual or annual anniversary of the Issue Date of the Security (except in the case where the Issue Date of a Security is the 29th, 30th or 31st day of the month and there is no like date in the anniversary month, in which case the Payment Date for such month shall be the last day of the month) and (iii) with respect to each Security, the Maturity Date (or such date following the Maturity Date on which payment is made pursuant to Section 2.1(f) hereof), the Repurchase Date or the Redemption Date of the Security; provided, that if any such day is not a Business Day, the Business Day immediately following such day.

     “Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.
     “Post-Petition Interest” means interest accruing after the commencement of any bankruptcy or insolvency case or proceeding with respect to the Company or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, at the rate applicable to such Indebtedness, whether or not such interest is an allowable claim in any such proceeding.
     “Properties” mean rehabilitated single-family residential properties that meet Federal Housing Authority standards which are used to secure the payment of principal and interest on the Securities as Collateral. The Properties have been sold pursuant to Purchase Contracts, under which the buyers have demonstrated a steady payment history of at least three months.
     “Prospectus” means the prospectus relating to the Securities, including any prospectus supplement, forming part of the Registration Statement.
     “Purchase Contract” means a land contract or a contract for deed.
     “Redemption Date” has the meaning given in Article III hereof.
     “Redemption Notice means a written notice from the Registrar, on behalf of the Company, to the Holders stating that the Company is redeeming all or a specified portion of Securities pursuant to Section 3.1, with a copy to the Company and the Trustee.
     “Redemption Price” means, with respect to any Security to be redeemed, the principal amount of such Security plus the interest accrued but unpaid during the Interest Accrual Period up to but not including the Redemption Date for such security.
     “Regular Record Date” means, with respect to each Payment Date, as of 11:59 p.m. on the date fifteen (15) days prior to such Payment Date.
     “Repayment Election” means a written notice from a Holder to the Registrar (as further described in Section 2.1(f)) stating that repayment of the Holder’s Securities is required in connection with the maturity of such Securities.
     “Repurchase Price” means, with respect to any Security to be repurchased, the principal amount of such Security plus the interest accrued but unpaid during the Interest Accrual Period up to but not including the Repurchase Date for such Security, minus the Repurchase Penalty, if any.
     “Repurchase Request” means a written notice from a Holder to the Registrar stating that such Holder is making an irrevocable request for the Company to repurchase such Holder’s Securities pursuant to Section 3.2.
     “Responsible Officer” when used with respect to the Trustee, means any officer in its Corporate Trust Office, or any other assistant officer of the Trustee in its Corporate Trust Office customarily performing functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of his or her knowledge of and familiarity with the particular subject.
     “SEC” means the U.S. Securities and Exchange Commission.
     “Security” or “Securities” means, the Company’s senior secured renewable notes issued under this Indenture pursuant to the Registration Statement.
     “Senior Debt” means Indebtedness (whether outstanding on the date hereof or thereafter created) incurred by the Company (including its subsidiaries) whether such Indebtedness is or is not specifically designated by the Company as being “Senior Debt” in its defining instruments, including the Securities and bank loans on properties not used as Collateral for the Securities.
     “Subscription Agreement” means a Subscription Agreement entered into by a Person under which such Person has committed to purchase certain Securities as identified thereby and which is in substantially the form filed as Exhibit 4.4 to the Registration Statement.
     “Sumner Harrington” means Sumner Harrington Ltd., a Minnesota corporation, which was appointed the initial Registrar and Paying Agent pursuant to the Distribution and Management Agreement dated as of ___, 2005. Sumner Harrington’s address is: 11100 Wayzata Boulevard, Suite 170, Minneapolis, Minnesota 55305, Attention: K. Edward Elverud, and its phone number is: (800) 234-5777.
     “TIA” means the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) as in effect on the date on which this Indenture is qualified under the TIA.
     “Total Permanent Disability” means a determination by a physician approved by the Company that the Holder of a Security, who is a natural person and was gainfully employed on a full-time basis at the Issue Date of such Security, is unable to work on a full-time basis during the succeeding twenty-four months. For purposes of this definition, “working on a full-time basis” shall mean working at least forty (40) hours per week.
     “Trustee” means The Herring Bank, a banking corporation formed under the laws of the State of Texas with trust powers, until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.
     “U.S. Government Obligations” means direct obligations of the United States of America, or any agency or instrumentality thereof for the payment of which the full faith and credit of the United States of America is pledged.
     “Written Confirmation” means a written confirmation of the acceptance of a Subscription Agreement for, or the transfer or pledge of, a Security or Securities in the form of a transaction statement executed or issued by the Registrar or another Agent of the Company, on behalf of the Company, and delivered to the Holder of such Security or Securities with a copy to the Company and the Trustee.

Section 1.2 Other Definitions.

Term	Defined in Section
“Assigned Rights”	4.8(a)
“Bankruptcy Law”	6.1
“Collateral”	4.8(a)
“Custodian”	6.1
“Event of Default”	6.1
“Funds”	2.2(a)
“Legal Holiday”	10.7
“Minimum LTV”	4.8(a)
“Paying Agent”	2.3(a)
“Registrar”	2.3(a)
“Registration Statement”	Introduction
“Repurchase Date”	3.2(d)
“Repurchase Penalty”	3.2(b)
“Securities Register”	2.3(a)
Section 1.3 Incorporation by Reference of Trust Indenture Act.
(a)	Whenever this Indenture refers to a provision of the TIA, the provision is incorporated by reference in and made a part of this Indenture. The following TIA terms used in this Indenture have the following meanings:
(1)	“indenture securities” means the Securities;

(2)	“indenture security holder” means any Holder of the Securities;

(3)	“indenture to be qualified” means this Indenture;

(4)	“indenture trustee” or “institutional trustee” means the Trustee;

(5)	“obligor” on the Securities means the Company or any successor obligor upon the Securities.
(b)	All other terms used in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by SEC rule under the TIA have the meanings so assigned to them.
Section 1.4 Rules of Construction.
     Unless the context otherwise requires: (a) a term has the meaning assigned to it; (b) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP; (c) references to GAAP, as of any date, shall mean GAAP in effect in the United States as of such date and consistently applied; (d) “or” is not exclusive; (e) words in the singular include the plural, and in the plural include the singular; and (f) provisions apply to successive events and transactions.

ARTICLE II.
THE SECURITIES
Section 2.1 Security Terms; Amount; Accounts; Interest; Maturity.
(a)	Unlimited Amount and Form of Security. The outstanding aggregate principal amount of Securities outstanding at any time is limited to $25 million, provided, however, that the Company and the Trustee may, without the consent of any Holder, increase such aggregate principal amount of Securities which may be outstanding at any time. The Securities are secured obligations of the Company and shall be Senior Debt. The Securities are an obligation and liability of the Company, and not of any other Person, including without limitation any Affiliate or Agent of the Company. The Securities are not certificates of deposit or similar obligations of, and are not guaranteed or insured by, any depository institution, the Federal Deposit Insurance Corporation, the Securities Investor Protection Corporation or any other governmental or private fund or any other Person. The Securities, together with the Trustee’s certificate of authentication, shall be in substantially the form set forth as Exhibit A to this Indenture, with any appropriate insertions, omissions, substitutions and other variations as are required or permitted by this Indenture and may have such letters, numbers or other marks of identification and such legends or endorsements placed thereon as may be required by law, agreements to which the Company is subject or usage.

(b)	Book-Entry. Except as provided in Section 2.10(c) hereof, each Security shall neither be issued as, nor evidenced by, a promissory note or certificated security, but rather each Security shall be issued in book entry or uncertificated form, in which the record of beneficial ownership of each such Security shall be established and maintained as Accounts by the Registrar pursuant to Section 2.10(a). In connection with the issuance of each Security in book entry form in accordance with Section 2.10, each such Security shall be deemed to be represented in an uncertificated form that includes the same terms and provisions as those set forth in the form of Security in Exhibit A to this Indenture, and the related Account for each such Security shall be deemed to include these same terms and provisions.

(c)	Denominations. Each Security shall be in such a denomination as may be designated by the Holder on the Issue Date, subject to the Company’s acceptance thereof, in the minimum principal amount of $1,000 or any amount in excess of $1,000, including odd amounts. Separate purchases may not be cumulated to satisfy the minimum denomination requirements.

(d)	Term. Each Security shall have a term of not less than three months and not greater than 120 months as may be designated by the Holder on the Issue Date, subject to the Company’s acceptance thereof.

(e)	Interest and Interest Payments. Each Security shall bear interest from and commencing on its Issue Date at such rate of interest as the Company shall determine from time to time, which rate may vary from Holder to Holder depending upon the aggregate principal amount of Securities held by such Holder and any immediate family members, as set forth in the Prospectus. However, no interest shall be paid to a Holder until the expiration of the Holder’s rescission right under Section 2.2(c). The interest rate of each Security will be fixed for the term of such Security upon issuance, subject to change upon the renewal of the Security at maturity. Interest on the Securities will compound daily on the basis of a calendar year consisting of 365 days.

The Holder of the Security may elect to have interest paid monthly, quarterly, semi-annually, annually or upon maturity. Payments of interest shall be made on the Payment Date, except that a Holder who elects monthly payments may select the day of the month on which to receive interest payments, subject to the Company’s approval. If a Holder of the Security elects to have interest paid monthly and the day of the month on which interest is to be paid is within five Business Days of the Payment Date, the first interest payment will be paid the following month and will include all of the interest earned since the Issue Date.

A Holder may change the Payment Date, if interest is paid monthly, or the payment period for each Security once during the term of the Security, subject to the Company’s approval. Such change in the Payment Date or payment period shall be effective the first Business Day following the forty-fifth (45th) day after receipt of a written notice from the Holder requesting such change

(f)	Repayment Election at Maturity. On behalf of the Company, the Registrar will send each Holder of a Security (existing as of the applicable Maturity Record Date) a Notice of Maturity approximately fifteen (15) but not less than ten (10) days prior to the Maturity Date of the Security held by such Holder reminding such Holder of the Maturity Date of the Security and that the automatic renewal provision described in Section 2.1(g) will take effect, unless (i) the Company states in the Notice of Maturity that it will not allow the Holder to renew the Security (in which case, the Company shall pay the Holder the principal amount of such Security plus the interest accrued but unpaid during the Interest Accrual Period up to but not including the Maturity Date), or (ii) the Holder delivers a Repayment Election within fifteen (15) days after the Maturity Date to the Registrar for the repayment of all principal and interest accrued but unpaid during the Interest Accrual Period up to but not including the Maturity Date. The Notice of Maturity, unless it states that the Company will not allow the Holder to renew the Security, will also include a current interest rate supplement and a current Prospectus as updated or amended and shall specify the place where the Repayment Election may be presented. If the Repayment Election is personally delivered or delivered via electronic transmission or facsimile, the Repayment Election must be received on or prior to the fifteenth (15th) day after the Maturity Date. If the Repayment Election is mailed through the U.S. mail, the Repayment Election must be postmarked on or prior to the fifteenth (15th) day after the

Maturity Date. If a Holder delivers a Repayment Election requiring repayment within fifteen (15) days after the Maturity Date, no interest will accrue after the Maturity Date and the Holder will be sent payment upon the later of the Maturity Date or five (5) Business Days following the date the Registrar receives such Repayment Election from the Holder, provided that any interest paid to the Holder accruing after the Maturity Date shall be deducted from such payment.

The Notice of Maturity shall also state that the Holder may submit a Repayment Election for the repayment of the maturing Security and use all or a portion of the proceeds thereof to purchase a new Security with a different term or principal amount. To exercise this option, the Holder shall complete a new Subscription Agreement for the new Security and send it along with the Holder’s Repayment Election to the Registrar. The Issue Date of the new Security shall be the Maturity Date of the maturing Security. Any proceeds from the maturing Security that are not applied to the purchase of the new Security shall be sent to the Holder of such maturing Security the later of the Maturity Date or five (5) Business Days following the date the Registrar receives such Repayment Election from the Holder.

If a Security pays interest only on the Maturity Date, then the Notice of Maturity shall also state that the Holder may submit an “interest-only” Repayment Election in which the Holder requires the payment of the accrued interest that such Holder has earned on the maturing Security up to but not including the Maturity Date and allows the principal amount of such maturing Security to renew in the manner provided in Section 2.1(g) below.

If a Holder would be required to make one of the Repayment Elections at a time when the Registrar has determined that a post-effective amendment to the Registration Statement must be filed with the SEC and such amendment has not yet been declared effective, the election period will be extended as described below. When the post-effective amendment has been declared effective, the Registrar will send to the Holder a notice that the post-effective amendment has been declared effective and a copy of the post-effective amendment. The Holder will have the right to deliver to the Registrar a Repayment Election, without penalty, before the end of the fifteenth (15th) day after the postmark date of such notice. If the Repayment Election is personally delivered or delivered via electronic transmission or facsimile, the Repayment Election must be received on or prior to the fifteenth (15th) day after the postmark date of the notice. If the Repayment Election is mailed through the U.S. mail, the Repayment Election must be postmarked on or prior to the fifteenth (15th) day after the postmark date of the notice.

(g)	Automatic Renewal. If, within fifteen (15) days after the Maturity Date of a Security, a Holder of such Security has not delivered a Repayment Election for repayment of the Security, and the Company did not notify the Holder of its intention to repay the Security in the Notice of Maturity, then such maturing Security shall be extended automatically for an additional term equal to the original term, and shall be deemed to be renewed by the Holder and the Company as of the Maturity Date of such maturing Security, such that a new Security shall be deemed to have been issued as of such Maturity Date. A maturing Security will continue to renew as described herein absent a Redemption Notice or Repurchase Request by the Holder or an indication by the Company that it will repay and not allow the Security to be renewed in the Notice of Maturity. Interest on the renewed Security shall accrue from the Issue Date thereof, which is the first day of such renewed term (i.e., the Maturity Date of the maturing Security). Such renewed Security will be deemed to have the identical terms and provisions of the maturing Security, including provisions relating to payment, except that the interest rate payable during the term of the renewed Security shall be the interest rate which is being offered by the Company for Securities having the same term and to investors with similar aggregate Securities portfolios as of the Issue Date of such renewal. If other Securities having the same term are not then being offered by the Company on the Issue Date of such renewal, the interest rate upon renewal will be the rate specified by the Company on or before the Maturity Date of such Security, or the then existing rate of the Security being renewed if no such rate is specified. If the maturing Security pays interest only on the Maturity Date, then, except as provided in Section 2.1(f) above, all accrued interest thereon shall be added to the principal amount of the renewed Security upon renewal. The interest will be paid on the renewed Security in the same manner as the maturing Security.

(h)	Terms of Securities. The terms and provisions contained in the Securities shall constitute, and are hereby expressly made, a part of this Indenture and to the extent applicable, the Company and the Trustee, by their execution and delivery of this Indenture, and the Holders by accepting the Securities, expressly agree to such terms and provisions and to be bound thereby. In case of a conflict, the provisions of this Indenture shall control.
Section 2.2 Written Confirmation; Rejection; Rescission.
(a)	Except with respect to an automatically renewed Security pursuant to Section 2.1(g), a Security shall not be validly issued to a person until the following have occurred: (i) such Person has remitted to the Registrar a completed Subscription Agreement and good and available funds for the full principal amount of such Security (the “Funds”), which Funds shall be deposited into a sweep account established by the Trustee, or an agent of the Trustee, until released as provided below; (ii) the Trustee, or an agent of the Trustee, has received the documentation evidencing sufficient Collateral and the Assigned Rights for such Security and has released the Funds to the Company, and has provided notice of the same to the Registrar; (iii) a Written Confirmation of the acceptance of the Subscription Agreement is sent by the Registrar to such Person; and (iv) an Account is established by the Registrar in the name of such Person as the Holder of such Security pursuant to Section 2.10(a) hereof.

(b)	The Company or a duly authorized Agent of the Company, in their sole discretion, may reject any Subscription Agreement from a Person for the purchase of Securities, in which event any funds received from such Person pursuant to such Subscription Agreement shall be promptly returned to such Person. No interest shall be paid on any funds returned on a rejected Subscription Agreement.

(c)	For a period of five (5) Business Days following the receipt by the Holder of a Written Confirmation that evidences the valid issuance of a Security at the time of original purchase (but not upon transfer or automatic renewal of a Security), such Holder shall have the right to rescind the Security and receive repayment of the principal by presenting a written rescission request to the Company. No interest shall be paid on any such rescinded Security. Payment of the principal shall be made within ten (10) days of the Registrar’s receipt of such written rescission request from the Holder, provided that any interest paid to the Holder accruing after the Issue Date shall be deducted from such payment.
Section 2.3 Registrar and Paying Agent.
(a)	The Company, or a co-registrar or co-paying agent appointed by the Company, shall maintain: (i) an office or agency where Securities may be presented for registration of transfer or exchange (“Registrar”) and (ii) an office or agency where securities may be presented for payment (“Paying Agent”). The Registrar shall keep a register of the Securities and of their transfer and exchange, which shall include the name, address for notices and Payment Account of the Holder and the payment election information, principal amount, term and interest rate for each Security as well as such other information as the Company, if the Registrar is not the Company, shall request that the Registrar maintain with regard to Holders or the Securities (the “Securities Register”).

(b)	The Company may change any Registrar or Paying Agent without prior notice to any Holder; provided that the Company shall promptly notify the Holders of the name and address of any Agent not a party to this Indenture. The Company may act as Registrar and/or Paying Agent. In the event the Company uses any Agent other than the Company or the Trustee, the Company shall enter into an appropriate agency agreement with such Agent, which agreement shall incorporate the provisions of the TIA or provide that the duties performed thereunder are subject to and governed by the provisions of this Indenture. The agreement shall implement or be subject to the provisions of this Indenture that relate to such Agent. The Company shall notify the Trustee of the name and address of any such Agent. If the Company fails to maintain a Registrar or Paying Agent, or fails to give the foregoing notice, the Trustee shall act as such, and shall be entitled to appropriate compensation in accordance with Section 7.7 hereof.

(c)	The Company shall appoint Sumner Harrington as the initial Registrar and Paying Agent pursuant to Section 2.14. The Company also appoints Sumner Harrington as agent for service of notices and demands in connection with the Securities.

Sumner Harrington shall act as Registrar and/or Paying Agent until such time as the Company gives the Trustee written notice to the contrary.
Section 2.4 Deposit of Principal and Interest With Paying Agent.
     Prior to each Payment Date of the principal or interest on any Security, the Company shall deposit with the Paying Agent sufficient funds to pay principal, if applicable, and interest then so becoming due on the Security and payable in cash. The Company shall require each Paying Agent other than the Trustee to agree in writing that the Paying Agent will hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal or interest on the Securities, and will notify the Trustee promptly in writing of any default by the Company in making any such payment. While any such default continues, the Trustee shall require the Paying Agent (if other than the Company) to pay all money held by it to the Trustee. The Company at any time may require the Paying Agent to pay all money held by it to the Trustee. Upon payment to the Trustee, the Paying Agent (if other than the Company) shall have no further liability for the money delivered to the Trustee. If the Company acts as the Paying Agent, then the Company shall segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as the Paying Agent. The Company shall notify the Trustee in writing at least five (5) days before the Payment Date of the name and address of the Paying Agent if a person other than the Trustee is named Paying Agent at any time or from time to time.
Section 2.5 List of Holders.
     The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Holders and shall otherwise comply with TIA § 312(a). If the Trustee is not the Registrar, the Registrar shall furnish to the Trustee each quarter during the term of this Indenture, and at such other times as the Trustee may request in writing, a copy of the current Securities Register as of such date as the Trustee may reasonably require, and the Company shall otherwise comply with TIA § 312(a).
Section 2.6 Transfer and Exchange.
(a)	The Securities are not negotiable instruments and cannot be transferred without the prior written consent of the Company (which consent shall not be unreasonably withheld). Requests to the Registrar for the transfer of any Account maintained for the benefit of a Holder shall be:
(1)	made to the Registrar in writing on a form supplied by the Registrar;

(2)	duly executed by the current Holder of the Account, as reflected on the Registrar’s records as of the date of receipt of such transfer request, or such Holder’s attorney duly authorized in writing;

(3)	accompanied by the written consent of the Company to the transfer;

(4)	if requested by the Registrar, an opinion of Holder’s counsel (which counsel shall be reasonably acceptable to the Registrar) that the transfer does not violate any applicable securities laws and/or a signature guarantee; and

(5)	if requested by the Registrar, a signature guarantee.
(b)	Upon the transfer of a Security, the Registrar, on behalf of the Company, shall provide the new registered Holder of the Security with a Written Confirmation which will evidence the transfer of the Account in the Securities Register.

(c)	The Company or the Registrar may assess reasonable service charges to a Holder for any registration or transfer or exchange, and the Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange pursuant to Section 9.5 hereof).

(d)	With respect to the relevant Regular Record Date, the Company shall treat the individual or entity listed on each Account maintained by the Registrar as the absolute owner of the Security represented thereby for purposes of receiving payments thereon and for all other purposes whatsoever.
Section 2.7 Payment of Principal and Interest; Principal and Interest Rights Preserved.
(a)	Each Security shall accrue interest at the rate specified for such Security in the Securities Register during the Interest Accrual Period, and such interest shall be payable on each Payment Date following the Issue Date for such Security, until the principal thereof becomes due and payable. Any installment of interest payable on a Security that is caused to be punctually paid or duly provided for by the Company on the applicable Payment Date shall be paid by the Paying Agent to the Holder in whose name such Security is registered in the Securities Register on the applicable Regular Record Date with respect to the Securities outstanding, by electronic deposit to such Holder’s Payment Account as it appears in the Securities Register on such Regular Record Date. In the event any payments made by electronic deposit are not accepted into the Holder’s Payment Account for any reason, such funds shall be held in accordance with Sections 2.4 and 8.3 hereof.

(b)	The Paying Agent shall not be required to make any payment or partial payment of principal if the Paying Agent does not have funds on deposit and received from the Company in an amount sufficient to pay Holders amounts due to them on a Payment Date, but shall make full payments of interest to the extent that sufficient funds are on deposit to make such payments. Any installment of interest not punctually paid or duly provided for shall be payable in the manner and to the Holders as specified in Section 4.1(b) hereof.

(c)	Each Security shall have stated maturities of principal as shall be indicated on such Security, the Securities Register or in the Written Confirmation. The principal of each Security shall be paid in full as of the Maturity Date thereof pursuant to Section 2.1(f), unless the term of such Security is renewed pursuant to Section 2.1(g) hereof or such Security becomes due and payable at an earlier date by acceleration, redemption, repurchase or otherwise. Notwithstanding any of the foregoing provisions with respect to payments of principal of and interest on the Securities, if the Securities have become or been declared due and payable following an Event of Default, then payments of principal of and interest on the Securities shall be made in accordance with Article VI hereof.

(d)	If definitive or certificated securities are issued to evidence the Securities in the limited circumstances contemplated under Section 2.10(c), then the principal payment made on any Security on the Maturity Date (or the Redemption Price or the Repurchase Price of any Security required to be redeemed or repurchased, respectively), and any accrued interest thereon, shall be payable on or after the Maturity Date, Redemption Date or the Repurchase Date therefore at the office of any Paying Agent upon surrender of the certificated Security.

(e)	All computations of interest due with respect to any Security shall be made, unless otherwise specified in the Security, based upon a 365 day year.

(f)	The Company or the Trustee may withhold from any payment of interest amounts required by the Internal Revenue Service or other taxing authority to be so withheld, including, without limitation, upon the failure of any Holder to provide the Company or the Trustee with his or her tax identification number.
Section 2.8 Outstanding Securities.
(a)	The Securities outstanding at any time are the outstanding principal balances of all Accounts representing the Securities maintained by the Company or such other entity as the Company designated as Registrar.

(b)	If the principal amount of any Security is considered paid under Section 4.1 hereof, it ceases to be outstanding and interest on it ceases to accrue.

(c)	Subject to Section 2.9 hereof, a Security does not cease to be outstanding because the Company or an Affiliate of the Company holds the Security.
Section 2.9 Treasury Securities.
     In determining whether the Holders of the required principal amount of Securities have concurred in any direction, waiver or consent, Securities owned by the Company or any Affiliate of the Company shall be considered as though not outstanding, except that for purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Securities that a Responsible Officer of the Trustee actually knows to be so owned shall be so disregarded.

Section 2.10 Book-Entry Registration.
(a)	The Registrar shall maintain a book-entry registration and transfer system through the establishment and maintenance of Accounts for the benefit of Holders of Securities as the sole method of recording the ownership and transfer of ownership interests in such Securities. The registered owners of the Accounts established by the Registrar in connection with the purchase or transfer of the Securities shall be deemed to be the Holders of the Securities outstanding for all purposes under this Indenture. The Company shall promptly notify (or cause an agent to notify) the Registrar of the acceptance of a subscriber’s Subscription Agreement to purchase a Security. Upon such notice, the Registrar shall establish an Account for such Security by recording a credit to its book-entry registration and transfer system to the Account of the related Holder of such Security for the principal amount of such Security and issue a Written Confirmation to the Holder, with a copy being delivered to the Company and the Trustee, on behalf of the Company.

(b)	The Registrar shall make appropriate credit and debit entries within each Account to record all of the applicable actions under this Indenture that relate to the ownership of the related Security and issue Written Confirmations to the related Holders as set forth herein, with copies being delivered to the Company and Trustee, on behalf of the Company. For example, the total amount of any principal and/or interest due and payable to the Holders of the Accounts maintained by the Registrar as provided in this Indenture shall be credited to such Accounts by the Registrar within the time frames provided in this Indenture, and the amount of any payments of principal and/or interest distributed to the Holders of the Accounts as provided in this Indenture shall be debited to such Accounts by the Registrar. The Trustee shall review the book-entry registration and transfer system as it deems necessary to ensure the Registrar’s compliance with the terms of the Indenture.

(c)	Book-entry Accounts evidencing ownership of the Securities shall be exchangeable for definitive or certificated forms of Securities in denominations of $1,000 and any amount in excess thereof and fully registered in the names as each Holder directs only if (i) the Company at its option advises the Trustee and the Registrar in writing of its election to terminate the book-entry system, or (ii) after the occurrence of any Event of Default, Holders of a majority of the aggregate outstanding principal amount of the Securities (as determined based upon the latest quarterly statement provided to the Trustee pursuant to Section 2.5 hereof) advise the Trustee in writing that the continuation of the book-entry system is no longer in the best interests of such Holders and the Trustee notifies all Holders of the Securities of such event and the availability of certificated forms of Securities to Holders requesting certificated forms of Securities.
Section 2.11 Temporary Notes.

(a)	If Securities are issued in certificated form in the limited circumstances contemplated under Section 2.10(c), pending the preparation of definitive Securities, the Company may execute, and direct that the Trustee authenticate and deliver, temporary Securities which are printed, lithographed, typewritten, mimeographed or otherwise produced, in any authorized denomination, substantially of the tenor of the definitive Securities, in lieu of which they are issued and with such appropriate insertions, omissions, substitutions and other variations as the officers executing such Securities may determine, as evidenced by their execution of such Securities.

(b)	If temporary Securities are issued, the Company will cause definitive Securities to be prepared without unreasonable delay. After the preparation of definitive Securities, the temporary Securities shall be exchangeable for definitive Securities upon surrender of the temporary Securities at any office or agency of the Registrar designated pursuant to Sections 2.3 and 2.14, without charge to the Holder.

(c)	Upon surrender for cancellation of any one or more temporary Securities, the Company shall execute and the Trustee shall authenticate and deliver in exchange therefor a like principal amount of definitive Securities of authorized denominations. Until so exchanged the temporary Securities shall in all respects be entitled to the same benefits under this Indenture as definitive Securities
Section 2.12 Execution, Authentication and Delivery.
(a)	Subject to subsection (b) below, the Securities shall be executed on behalf of the Company by its President or any Executive or Senior Vice President and attested by its Secretary or Assistant Secretary. The signature of any of these officers on the Securities may be manual or facsimile. Securities bearing the manual or facsimile signatures of individuals who were at any time the proper officers of the Company shall bind the Company, notwithstanding that such individuals or any of them have ceased to hold such offices prior to the authentication and delivery of such Securities or did not hold such offices at the date of such Securities.

(b)	At the time of and from time to time after the execution and delivery of this Indenture, the Company will deliver definitive or certificated forms of Securities, if any, executed by the Company to the Trustee for authentication, together with a direction from the Company for the authentication and delivery of such Securities. The Trustee, in accordance with such direction from the Company, shall authenticate and deliver such Securities as provided in this Indenture and not otherwise. Securities issued hereunder shall be dated as of their Issue Date.

(c)	No Security shall be entitled to any benefit under this Indenture or be valid or obligatory for any purpose unless there appears on such Security an authentication executed by or on behalf of the Trustee by manual or facsimile signature, and such authentication upon any Security shall be conclusive evidence, and the only evidence, that such Security has been duly authenticated and delivered hereunder and is entitled to the benefits of the Indenture.

(d)	Notwithstanding Section 2.12(a), in connection with the issuance of each Security in book-entry form pursuant to Section 2.10, each Security shall be deemed to be executed and attested to by the Company and authenticated and delivered by the Trustee, in the same manner as provided in the preceding subsections (b) and (c), upon the delivery by the Company (or the Company’s duly authorized Agent) to the Holder of such Security of a Written Confirmation, with a copy of such Written Confirmation delivered to the Trustee, and the establishment by the Registrar of an Account for such Security in the name of the Holder pursuant to Section 2.10(a) hereof.
Section 2.13 Initial and Periodic Statements.
(a)	Subject to the rejection of a Subscription Agreement pursuant to Section 2.2(b), the Registrar shall send Written Confirmations to initial purchasers, registered owners, registered pledgees, former registered owners and former pledgees, within two (2) Business Days of its receipt of proper notice regarding the purchase, transfer or pledge of a Security, with copies of such Written Confirmations being delivered to the Company and Trustee, on behalf of the Company.

(b)	The Registrar shall send each Holder of a Security (and each registered pledgee) via U.S. mail not later than ten (10) Business Days after each quarter end in which such Holder had an outstanding balance in such Holder’s Account, a statement which indicates as of the quarter end preceding the mailing: (i) the balance of such Account; (ii) interest credited for the period; (iii) repayments, redemptions or repurchases, if any, during the period; and (iv) the interest rates paid on the Securities in such Account during the period. The Registrar shall provide additional statements as the Holders or registered pledgees of the Securities may reasonably request from time to time. The Registrar may charge such Holders or pledgees requesting such additional statements a fee to cover the charges incurred by the Registrar in providing such additional statements.

Section 2.14 Appointment of Agents.
     The Company may from time to time engage Agents to perform its obligations and exercise its rights and discretion under the terms of this Indenture. In each such case, the Company will provide the Trustee with a copy of each agreement under which any such Agent is engaged and the name, address, telephone number and capacity of the Agent appointed. If any such Agent shall resign, or such Agent’s engagement is terminated by the Company, subsequent to the Agent’s appointment by the Company under this Section 2.14, the Company shall promptly notify the Trustee of such resignation or termination, along with the name, address, telephone number and capacity of any successor Agent. Notwithstanding any engagement of an Agent hereunder, the Company shall remain obligated to fulfill each of its obligations under this Indenture
ARTICLE III.
REDEMPTION
Section 3.1 Redemption of Securities at the Company’s Election.
(a)	The Company may redeem, in whole or in part, without penalty, any Security prior to the scheduled Maturity Date of the Security by providing a Redemption Notice to the Holder thereof listed on the Securities Register. The Redemption Notice shall set forth a date for the redemption of such Security (the “Redemption Date”) that is at least thirty (30) days after the date that such Redemption Notice has been delivered by the Registrar to the Holder hereunder. The Redemption Notice shall also include the Redemption Price to be paid to the Holder on the Redemption Date. No interest shall accrue on a Security to be redeemed under this Section 3.1 for any period of time after the Redemption Date, provided that the Company or the Paying Agent has timely tendered the Redemption Price to the Holder. The Company may redeem any of the Securities pursuant to this subsection and need not redeem the Securities on a pro rata or other basis.

(b)	The Company shall have no mandatory redemption or sinking fund obligations with respect to any of the Securities.

(c)	In its sole discretion, the Company may offer certain Holders the ability to extend the maturity of an existing Security through the redemption of the current Security and the issuance of a new Security. This redemption option shall not be subject to the thirty (30) day notice of redemption described in this section.
Section 3.2 Redemption of Securities at the Holder’s Election.
(a)	Repurchase Upon Death or Disability. Subject to subsection (c) below, within forty-five (45) days of the death or Total Permanent Disability of a Holder who is a natural person (including Securities held in an individual retirement account), the estate of such Holder (in the event of death) or such disabled Holder (in the event of Total Permanent Disability) may request that the Company repurchase, in whole and not in part, without penalty, the Security held by such Holder prior to maturity of such Security by delivering to the Registrar a Repurchase Request. If a Security is held jointly by natural persons who are legally married and either registered Holder of such Security dies or becomes subject to a Total Permanent Disability, then a Repurchase Request may be made by the surviving Holder (in the event of death) or by the disabled Holder (in the event of Total Permanent Disability). In the event a Security is held jointly by two or more natural persons that are not legally married, neither of these Holders shall have the right to request that the Company repurchase such Security prior to maturity unless all joint Holders have either died or suffered a Total Permanent Disability. If the Security is held by a Holder who is not a natural person, such as a trust, partnership, corporation or other similar entity, the right to request repurchase upon death or disability does not apply.

(b)	Repurchase Upon Holder’s Election. Subject to subsection (c) below and the Company’s approval, in its sole discretion, a Holder may request the Company to repurchase, in whole and not in part, the Security held by such Holder prior to maturity by delivering a Repurchase Request to the Registrar. If a repurchase is requested pursuant to this subsection (b), an early penalty (the “Repurchase Penalty”) will be deducted from the payment of such Holder’s Repurchase Price on the Repurchase Date, which Repurchase Penalty shall equal the following:
(1)	with respect to a Security with a three (3) month maturity, the interest accrued on a simple interest basis on such Security from the Issue Date to the Repurchase Date at the existing interest rate thereof, but not to exceed three (3) months of simple interest on such Security, or

(2)	with respect to a Security with a maturity of six (6) months or longer, the interest accrued on a simple interest basis on such Security from the Issue Date to the Repurchase Date at the existing interest rate thereof, but not to exceed six (6) months of simple interest on such Security.
(c)	Limitation on Repurchases. The Company will be required to repurchase Securities for which Repurchase Requests have been received pursuant to subsection (a) and may consent to repurchase Securities for which Repurchase Requests have been received pursuant to subsection (b) above, except to the extent that the aggregate Repurchase Price for all Securities for which Repurchase Requests are then outstanding in any calendar quarter would exceed $1 million. For the purposes of applying this limitation, such outstanding Repurchase Requests will be honored in the order received. Any Repurchase Request not paid in the quarter received due to this limitation will be honored in the subsequent quarter, to the extent possible, subject to the applicability of such limitation on the aggregate Repurchase Request in each subsequent quarter.

(d)	Repurchase Date. If a Repurchase Request has been received during the then current calendar quarter and is determined not to be subject to the limitation in subsection (c) above and, thus, the Security requested to be repurchased will be repurchased during the current quarter, the Company shall designate a date for the repurchase of such Security (the “Repurchase Date”), which date shall not be more than ten (10) days after the Registrar’s receipt of the Repurchase Request or, in the case of a Repurchase Request following the death or Total Permanent Disability of the Holder, ten (10) days after the Registrar’s receipt of the Repurchase Request and satisfactory establishment of the Holder’s death or Total Permanent Disability. With respect to a Repurchase Request that was received during a prior calendar quarter but the Repurchase Price for the Security requested to be repurchased was not paid during such prior calendar quarter because of the limitation in subsection (c) above but is determined not to be subject to the limitation in subsection (c) above in the current calendar quarter, the Company shall designate a Repurchase Date not later than the tenth (10th) day after the start of such calendar quarter. On the Repurchase Date, the Company shall pay the Repurchase Price to the Holder (or the estate of the Holder, in the case of a request following death) in accordance with Section 2.7. No interest shall accrue on a Security to be repurchased under this Section 3.2 for any period of time on or after the Repurchase Date for such Security, provided that the Company or the Paying Agent has timely tendered the Repurchase Price to the Holder or the estate of the Holder, as the case may be.

(e)	Waiver and Modification of Repurchase Policies. The Company may waive or reduce any early Repurchase Penalty in its sole discretion and may modify at any time its policy on the repurchase of Securities at the request of Holders. However, no such modification shall adversely affect the repurchase rights of Holders applicable to any Security outstanding at the time of any such modification.
ARTICLE IV.
COVENANTS
Section 4.1 Payment of Securities.
(a)	The Company shall duly pay the principal of and interest on each Security on the dates and in the manner provided under this Indenture. Principal and interest (to the extent such interest is paid in cash) shall be considered paid on the date due if the Paying Agent, if other than the Company, holds at least one Business Day before that date money deposited by the Company in immediately available funds and designated for and sufficient to pay all principal and interest then due. Such Paying Agent shall return to the Company, no later than five (5) days following the date of payment, any money (including accrued interest) that exceeds such amount of principal and interest paid on the Securities in accordance with this Section 4.1.

(b)	To the extent lawful, the Company shall pay interest (including Post-Petition Interest in any proceeding under any Bankruptcy Law) on overdue principal at the rate borne by the Securities, compounded semi-annually, and interest (including Post-Petition Interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period) at the same rate, compounded semi-annually.
Section 4.2 Maintenance of Office or Agency.
(a)	The Company will maintain an office or agency (which may be an office of the Trustee, Registrar or co-registrar) where Securities may be surrendered for registration of transfer or exchange and where notices and demands to or upon the Company in respect of the Securities and this Indenture may be served. The Company will give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.

(b)	The Company may also from time to time designate one or more other offices or agencies where the Securities may be presented or surrendered for any or all such purposes and may from time to time rescind such designations. The Company will give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

(c)	The Company hereby designates its office at 4130 Linden Avenue, Dayton, Ohio 45432 as one such office or agency of the Company in accordance with Section 2.3.
Section 4.3 SEC Reports and Other Reports.
(a)	The Company shall file with the Trustee, within forty-five (45) days after filing with the SEC, copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) that the Company is required to file with the SEC pursuant to Sections 13 or 15(d) of the Exchange Act. If the Company is not subject to the requirements of Sections 13 or 15(d) of the Exchange Act, the Company shall continue to file with the SEC and the Trustee on the same timely basis such reports, information and other documents as it would file if it were subject to the requirements of Sections 13 or 15(d) of the Exchange Act. The Company shall also comply with the provisions of TIA § 314(a). Notwithstanding anything contrary herein the Trustee shall have no duty to review such documents for purposes of determining compliance with any provisions of the Indenture.

(b)	So long as any of the Securities remain outstanding, the Company shall cause an annual report to members and each financial report furnished by it generally to members to be filed with the Trustee at the time of such mailing or furnishing to members.

(c)	The Company, or such other entity as the Company shall designate as Registrar, shall provide the Trustee with quarterly management reports which provide the

Trustee with such information regarding each outstanding Account maintained by the Registrar for the benefit of the Holders of the Securities as the Trustee may reasonably request, which information shall include at least the following for the preceding quarterly period: (i) the outstanding balance of each Account at the end of the period; (ii) interest credited to each Account during the period; (iii) repayments, repurchases and redemptions, if any, made during the period; (iv) the interest rate paid on each Account during the period; and (v) transfers, if any, made during the period.
Section 4.4 Compliance Certificate.
(a)	The Company shall deliver to the Trustee, within one hundred twenty (120) days after the end of each Fiscal Year, an Officers’ Certificate stating that a review of the activities of the Company during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether the Company has kept, observed, performed and fulfilled its obligations under this Indenture, and further stating, as to each such Officer signing such certificate, that to the best of his or her knowledge: (i) the Company has kept, observed, performed and fulfilled each and every covenant contained in this Indenture and is not in default in the performance or observance of any of the terms, provisions and conditions hereof (or, if a Default or Event of Default shall have occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Company is taking or proposes to take with respect thereto) and (ii) that no event has occurred and remains in existence by reason of which payments on account of the principal of or interest, if any, on the Securities are prohibited or, if such event has occurred, a description of the event and what action each is taking or proposes to take with respect thereto.

(b)	The Company shall deliver to the Trustee, within sixty (60) days after the end of the second quarter of each Fiscal Year and after the end of each Fiscal Year, an Officers’ Certificate stating whether the Properties and cash constituting the Collateral were maintained at the Minimum LTV at all times, as provided under Section 4.8, during the period covered by the Officers’ Certificate.

(c)	The Company will, so long as any of the Securities are outstanding, deliver to the Trustee, forthwith upon any Officer becoming aware of any Default or Event of Default, an Officers’ Certificate specifying such Default or Event of Default and what action the Company is taking or proposes to take with respect thereto. If the Company is in Default under Section 4.8 and the default has not been cured within sixty (60) days, the Trustee shall deliver notice to each Holder of outstanding Securities of such default.
Section 4.5 Stay, Extension and Usury Laws.
     The Company covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, which may affect the covenants or the performance of this Indenture. The Company (to the extent that it may lawfully do so) hereby expressly waives all beneficial advantage of any such law and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law has been enacted.
Section 4.6 Liquidation.
     Neither the Board of Directors nor the members of the Company shall adopt a plan of liquidation that provides for, contemplates or the effectuation of which is preceded by (i) the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company, otherwise than substantially as an entirety (Section 5.1 of this Indenture being the Section hereof which governs any such sale, lease, conveyance or other disposition substantially as an entirety) and (ii) the distribution of all or substantially all of the proceeds of such sale, lease, conveyance or other disposition of the remaining assets of the Company to the members of the Company, unless the Company, prior to making any liquidating distribution pursuant to such plan, makes provision for the satisfaction of the Company’s Obligations hereunder and under the Securities as to the payment of principal and interest.
Section 4.7 Restrictive Covenants
(a)	The Company covenants that, so long as any of the Securities are outstanding, it shall not declare or pay any dividends or other payments of cash or other property to its members if a Default or Event of Default with respect to the Securities then exists or would exist immediately following the declaration or payment of such dividend or other payment.

(b)	The Company covenants that, so long as any of the Securities are outstanding, it shall not guarantee, endorse or otherwise become liable for any obligations of any of the Company’s Affiliates.

(c)	The Company covenants that, so long as any of the Securities are outstanding, it will not enter into consolidations, mergers or sales of the Company’s assets except pursuant to Section 5.1., except that this covenant shall not restrict the Company from changing it entity structure to become a corporation and electing to be taxed as an “S corporation” as defined in Section 1361 of the Internal Revenue Code of 1986 and the accompanying regulations of the Internal Revenue Service if such entity structure change is approved by the holders of the majority of the Company’s common units.
Section 4.8 Collateral
(a)	The Company, for new purchases of Securities as provided under Section 2.2(a) and from time to time, shall assign, deliver and pledge to the Trustee, as security for the payment of principal and interest on the Securities, first mortgages on Properties and cash funds contained in the sweep account established by the Trustee, or an agent of the Trustee, valued at a minimum of 100% (the “Minimum LTV”) of the aggregate outstanding principal amount of the Securities (the

“Collateral”) and the assignment of the rights to directly receive payments under related Purchase Contracts entered into between the Company and the buyers of the Properties which constitute the Collateral (the “Assigned Rights”). For the purpose of determining the value of the Collateral, a Property shall be valued at 90% of the lesser of the outstanding balance on the related Purchase Contract entered into between the buyer of such Property and the Company or the most recent appraised value of the Property. The appraisal shall be performed by a licensed party and shall not be older than nine months. The Company shall maintain the Minimum LTV, and shall periodically provide replacement or substitute Collateral and Assigned Rights as may be necessary to maintain the Minimum LTV. The terms and procedures governing the Collateral and the Assigned Rights will be set forth in written agreements entered into from time to time between the Company, the Trustee and one or more title insurance companies, as agents of the Trustee.

(b)	The Company shall deliver to the Trustee such documents as the Trustee deems necessary to create a perfected first priority lien security interest in the Collateral and Assigned Rights under the applicable provisions of the Uniform Commercial Code or applicable law. If an Event of Default has occurred, the Company shall deliver to the Trustee such documents as the Trustee deems necessary to enable the Trustee to exercise its remedies with regard to the Collateral and Assigned Rights, including those necessary for the Trustee to obtain direct payments under the Purchase Contracts related to those Properties which constitute part of the Collateral as Assigned Rights. The Company shall be responsible for the payment of reasonable fees and expenses deemed necessary by the Trustee, in its discretion, to perfect the Trustee’s first priority liens in the Collateral and Assigned Rights.

(c)	Semi-annually, the Company will deliver to the Trustee an Officers’ Certificate certifying that all releases and substitutions of Collateral pursuant to this Section 4.8 during the immediately proceeding six months were in compliance with this Section 4.8.

(d)	In connection with any release or substitution of Collateral assigned to the Trustee under Section 4.8(a), the Company will, subject to Section 4.8(e), deliver to the Trustee the certificate or opinion, if any, required by Section 314(d) of the Trust Indenture Act as to the fair value of any Collateral to be released, dated as of a date not more than sixty (60) calendar days prior to the date of release.

(e)	Notwithstanding anything contained in this Indenture to the contrary, the provisions of 4.8(d) will not be applicable to any release or substitution of Collateral provided that the release and substitution was performed in or a result of changes in the Company’s Properties arising in the ordinary course of the Company’s business and the Collateral after the release or substitution and giving effect to the additional Collateral assigned to the Trustee contemporaneously therewith was at least 100% of the outstanding principal amount of the Securities.

(f)	The Company shall not change its name or company structure or change the jurisdiction under which it is organized without first giving the Trustee at least thirty (30) days prior written notice thereof and shall have delivered to the Trustee all Uniform Commercial Code financing statements and amendments thereto as the Trustee shall request and taken all other actions deemed necessary by the Trustee to continue its perfected status in the Collateral and Assigned Rights with same or better priority.

(g)	At any time and from time to time, upon the written request of the Trustee, and at the sole expense of the Company, the Company will promptly and duly execute and deliver, or will promptly cause to be executed or delivered, such further instruments and documents and take such further action as the Trustee may reasonably request for the purpose of obtaining or preserving the full benefits of the Collateral and Assigned Rights, including, without limitation, the filing of any mortgages, financing statements, continuation statements and other documents under the Uniform Commercial Code or any other law in effect in any jurisdiction. The Company also hereby authorizes the Trustee to file any such mortgages, financing statements, continuation statements or other documents without the signature of the Company to the extent permitted by applicable law.
Section 4.9 Appointment as Attorney-in-Fact.
(a)	The Company hereby irrevocably constitutes and appoints the Trustee and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of the Company and in the name of the Company or in its own name, from time to time in the Trustee’s discretion, for the purpose of carrying out the terms of this Indenture relating to the Collateral and Assigned Rights, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Indenture as it relates to the Collateral and the Trustee’s rights and powers with regard thereto and the Assigned Rights; provided that Trustee hereby agrees that it shall not exercise its rights as attorney-in-fact unless an Event of Default shall have occurred. Without limiting the generality of the foregoing, the Company hereby gives the Trustee the power and right, on behalf of the Company, without assent by, but with notice to, the Company, if an Event of Default shall have occurred and be continuing, to do the following:
(1)	in the name of the Company or its own name, or otherwise, to take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under bank loans on Properties which constitute part of the Collateral;

(2)	to pay or discharge taxes and liens levied or placed on or threatened against the Collateral; and

(3)	to direct any party liable for any payment under any bank loans on Properties which constitute a part of the Collateral to make payment of any and all moneys due or to become due thereunder directly to the Trustee or as the Trustee shall direct.
     The Company hereby ratifies all that said attorneys-in-fact shall lawfully do or cause to be done by virtue hereof. This power of attorney is a power coupled with an interest and shall be irrevocable.
(b)	The powers conferred on the Trustee are solely to protect the Trustee’s interests in the Collateral and Assigned Rights and shall not impose any duty upon the Trustee to exercise any such powers. The Trustee shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither the Trustee nor any of its officers, directors or employees shall be responsible to the Company for any act or failure to act hereunder, except for its own gross negligence or willful misconduct.
ARTICLE V.
SUCCESSORS
Section 5.1 When the Company May Merge, etc.
(a)	The Company may not consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to another corporation, Person or entity unless (i) the Company is the surviving corporation or the entity or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation , limited liability company or limited partnership organized or existing under the laws of the United States, any state thereof or the District of Columbia; (ii) the entity or Person formed by or surviving any such consolidation or merger (if other than the Company) or the entity or Person to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made assumes all the obligations of the Company under the Securities and this Indenture by execution and deliver of a supplemental indenture in a form reasonably satisfactory to the Trustee; and (iii) immediately after such transaction, no Default or Event of Default exists.

(b)	The Company shall deliver to the Trustee prior to the consummation of the proposed transaction an Officers’ Certificate to the foregoing effect and an Opinion of Counsel stating that the proposed transaction and such supplemental indenture comply with this Indenture. The Trustee shall be entitled to conclusively rely upon such Officers’ Certificate and Opinion of Counsel.

Section 5.2 Successor Corporation Substituted.
     Upon any consolidation or merger, or any sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company in accordance with Section 5.1, the successor entity formed by such consolidation or into or with which the Company is merged or to which such sale, lease, conveyance or other disposition is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under this Indenture with the same effect as if such successor Person has been named as the Company herein, and upon such succession and substitution, the Company shall be released from all of its obligations and liabilities under this Indenture and the Securities.
ARTICLE VI.
DEFAULTS AND REMEDIES
Section 6.1 Events of Default.
     An “Event of Default” occurs if:
(a)	the Company defaults in the payment of interest on a Security when the same becomes due and payable and the Default continues for a period of thirty (30) days after notice of default is received from the Trustee or the Paying Agent;

(b)	the Company defaults in the payment of the principal of any Security when the same becomes due and payable at maturity, upon a required redemption or otherwise, and the Default continues for a period of thirty (30) days after notice of default is received from the Trustee or the Paying Agent;

(c)	the Company fails to observe or perform any covenant, condition or agreement on the part of the Company to be observed or performed pursuant to Sections 4.6 or 5.1 hereof;

(d)	the Company defaults in its obligations described in Section 4.8 and such default continues for a period of thirty (30) days after notice of default is received from the Trustee or an agent of the trustee;

(e)	the Company fails to comply with any other material covenant, condition or agreement in, or provisions of, the Securities or this Indenture, but only if the Trustee or the Holders of a majority in principal amount of the then outstanding Securities notify the Company of the failure or breach and the Company does not cure the same or the same is not waived within thirty (30) days after receipt of the notice. The notice must specify the failure or breach, demand that it be remedied and state that the notice is a “Notice of Default”;

(f)	the Company defaults in connection with other Senior Debt and such default continues for a period of thirty (30) days after receipt of notice of default on such Senior Debt;

(g)	the Company pursuant to or within the meaning of any Bankruptcy Law (i) commences a voluntary case; (ii) consents to the entry of an order for relief against it in an involuntary case; (iii) consents to the appointment of a Custodian of it or for all or substantially all of its property; (iv) makes a general assignment for the benefit of its creditors; or (v) admits in writing its inability to pay debts as the same become due; or

(h)	a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (i) is for relief against the Company in an involuntary case; (ii) appoints a Custodian of the Company or for all or substantially all of its property; (iii) orders the liquidation of the Company, and the order or decree remains unstayed and in effect for one hundred twenty (120) consecutive days.
     The term “Bankruptcy Law” means Title 11, U.S. Code or any similar Federal or state law for the relief of debtors. The term “Custodian” means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.
Section 6.2 Acceleration.
     If an Event of Default (other than an Event of Default specified in clauses (g) or (h) of Section 6.1) occurs and is continuing, the Trustee by notice to the Company or the Holders of a majority in principal amount of the then outstanding Securities by written notice to the Company and the Trustee may declare the unpaid principal of and any accrued interest on all the Securities to be due and payable. Upon such declaration, all unpaid principal of and accrued interest on all Securities shall be due and payable immediately. If an Event of Default specified in clause (g) or (h) of Section 6.1 occurs, all unpaid principal of and accrued interest on all Securities shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder. The Trustee, or the Holders of a majority in principal amount of the then outstanding Securities by written notice to the Trustee, may rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default (except nonpayment of principal or interest that has become due solely because of the acceleration) have been cured or waived.
Section 6.3 Other Remedies.
(a)	If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal of and interest on the Securities or to enforce the performance of any provision of the Securities or this Indenture. The Trustee may maintain a proceeding even if it does not possess any of the Securities or does not produce any of them in the proceeding.

(b)	Upon any Event of Default, the Trustee shall be entitled to, and upon the written direction of the Holders of a majority in principal amount of the then outstanding Securities shall:
(1)	exercise any and all rights and remedies available under the Securities, this Indenture or otherwise available at law or in equity to realize upon or otherwise pursue any and all of the Collateral, the Assigned Rights and any other security for the Securities;

(2)	demand, collect, receive and receipt for, compound, compromise, settle and give acquittance for and prosecute and discontinue any suits or proceedings in respect of any or all of the Collateral or the Assigned Rights in the name of the Company or otherwise;

(3)	subject to the related Purchase Contracts, take any action which the Trustee may deem necessary or desirable in order to realize on the Collateral or the Assigned Rights, including, without limitation, the power to foreclose any mortgage, lien or security interest, to perform any contract, to endorse in the name of the Company any checks, drafts, notes or other instruments or documents received in payment of or on account of the Collateral or the Assigned Rights;

(4)	subject to the related Purchase Contracts, enter upon and into and take possession of all or such part or parts of the Properties and other property as may be necessary or appropriate in the judgment of the Trustee to permit or enable the Trustee to sell or otherwise dispose of or collect all or any part of the Collateral or the Assigned Rights, and use and operate said Properties for such purposes and for such length of time as the Trustee may deem necessary or appropriate for said purposes without the payment of any compensation to the Company therefor; and

(5)	exercise any and all other rights and remedies available to it by law, in equity or by agreement, including rights and remedies under the Uniform Commercial Code or any other applicable law, or under this Indenture or any other document executed in connection herewith.
(c)	A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

(d)	The Company shall provide the Trustee with information and assistance reasonably requested by the Trustee to facilitate the sale or other disposition or collection of the Collateral or the Assigned Rights, subject to the related Purchase Contracts, after an Event of Default, and make such available to the Trustee upon the Trustee’s reasonable demand. Any notice of intended disposition of any of the Collateral or the Assigned Rights required by law shall be deemed reasonable if such notice is mailed or delivered to the Company at least 10 days before the date of such disposition. The Trustee may, subject to the related Purchase Contracts, sell or otherwise dispose of any or all of the Collateral or the Assigned Rights in a single unit or in multiple units and the Trustee may be the purchaser at such sale or other disposition. The Company shall remain liable for any deficiency remaining after any such sale or other disposition of the Collateral or the Assigned Rights.
Section 6.4 Waiver of Past Defaults.
     The Trustee may waive any past Default or Event of Default without the consent of the Holders, provided that such Default is wholly cured. Holders of a majority in principal amount of the then outstanding Securities by notice to the Trustee may waive an existing Default or Event of Default and its consequences, except for a waiver: (i) that would conflict with any judgment or decree or (ii) of a continuing Default or Event of Default in the payment of the principal of or interest on any Security held by a non-consenting Holder unless waived by the Holders of at least 80% of the principal amount of the then outstanding Securities. Upon actual receipt of any such notice of waiver by a Responsible Officer of the Trustee, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.
Section 6.5 Control by Majority.
     The Holders of a majority in principal amount of the then outstanding Securities may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on it, provided that indemnification for the Trustee’s fees and expenses, in a form reasonably satisfactory to the Trustee, shall have been provided. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture that the Trustee determines may be unduly prejudicial to the rights of other Holders or that may involve the Trustee in personal liability.
Section 6.6 Limitation on Suits.
     A Holder may pursue a remedy with respect to this Indenture or the Securities only if:
(a)	the Holder gives to the Trustee written notice of a continuing Event of Default;

(b)	the Holders of at least a majority in principal amount of the then outstanding Securities make a written request to the Trustee to pursue the remedy;

(c)	such Holder or Holders offer and, if requested, provide to the Trustee indemnity satisfactory to the Trustee against any loss, liability or expense;

(d)	the Trustee does not comply with the request within sixty (60) days after receipt of the request and the offer and, if requested, the provision of indemnity; and

(e)	during such sixty (60) day period, the Holders of a majority in principal amount of the then outstanding Securities do not give the Trustee a direction inconsistent with the request.
     A Holder may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over another Holder.

Section 6.7 Rights of Holders to Receive Payment.
     Except as provided in this Indenture, the right of any Holder of a Security to receive payment of principal and interest on the Security, on or after the respective due dates expressed in the Security, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of the Holder.
Section 6.8 Collection Suit by Trustee.
     If an Event of Default specified in Section 6.1 (a) or (b) occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Company for the whole amount of principal and interest remaining unpaid on the Securities and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.
Section 6.9 Trustee May File Proofs of Claim.
     The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders allowed in any judicial proceedings relative to the Company (or any other obligor upon the Securities), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims. Any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.7 hereof. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.7 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties which the Holders of the Securities may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Securities or the rights of any Holder thereof, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.
Section 6.10 Priorities.
     If the Trustee collects any money pursuant to this Article, it shall pay out the money in the following order:

(a)	First: to the Trustee, its agents and attorneys for amounts due under Section 7.7, including payment of all compensation, expenses and liabilities incurred and all advances made, if any, by the Trustee and the costs and expenses of collection;

(b)	Second: to Holders for amounts due and unpaid on the Securities for principal, ratably, without preference or priority of any kind, according to the amounts due and payable on the Securities for principal;

(c)	Third: to Holders for amounts due and unpaid on the Securities interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Securities for interest; and

(d)	Fourth: to the Company or to such party as a court of competent jurisdiction shall direct.
     The Trustee may fix a record date and payment date for any payment to Holders.
Section 6.11 Undertaking for Costs.
     In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.7 or a suit by Holders of a majority in principal amount of the then outstanding Securities.
ARTICLE VII.
TRUSTEE
Section 7.1 Duties of Trustee.
(a)	If an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in their exercise, as a reasonably prudent person would exercise or use under the circumstances in the conduct of his or her own affairs.

(b)	Except during the continuance of an Event of Default:
(1)	The duties of the Trustee shall be determined solely by the express provisions of this Indenture, and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others. No implied covenants or obligations shall be read into this Indenture against the Trustee.

(2)	In the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon resolutions, statements, reports, documents, orders, certificates, opinions or other instruments furnished to the Trustee and conforming to the requirements of this Indenture. However, in the case of any of the above that are specifically required to be furnished to the Trustee pursuant to this Indenture, the Trustee shall examine them to determine whether they substantially conform to the requirements of this Indenture.
(c)	The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act or its own willful misconduct, except that:
(1)	This paragraph does not limit the effect of Section 7.1(b)(2).

(2)	The Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts.

(3)	The Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.5.
(d)	Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b) and (c) of this Section.

(e)	No provision of this Indenture shall require the Trustee to expend or risk its own funds or incur any liability. The Trustee may refuse to perform any duty or exercise any right or power unless it receives indemnity satisfactory to it against any loss, liability or expense.

(f)	The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.
Section 7.2 Rights of Trustee.
(a)	The Trustee may conclusively rely upon any document believed by it to be genuine and to have been signed or presented to it by the proper Person. The Trustee need not investigate any fact or matter stated in the document. The Trustee shall have no duty to inquire as to the performance of the Company’s covenants in Article 4. In addition, the Trustee shall not be deemed to have knowledge of any Default or any Event of Default except any Default or Event of Default of which the Trustee shall have received written notification or obtained actual knowledge.

(b)	The Trustee shall not be deemed to have notice of an Event of Default for any purpose under this Indenture unless notified of such Event of Default by the Company, the Paying Agent (if other than the Company) or a Holder of the Securities.

(c)	Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate or an Opinion of Counsel or both. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officers’ Certificate or Opinion of Counsel. The Trustee may consult with counsel and the written advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(d)	The Trustee may act through agents, attorneys, custodians or nominees and shall not be responsible for the misconduct or negligence or the supervision of any agents, attorneys, custodians or nominees appointed by it with due care.

(e)	The Trustee shall not be liable for any action it takes or omits to take in good faith which it believes to be authorized or within the rights or powers conferred upon it by this Indenture.

(f)	Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Company shall be sufficient if signed by an Officer of the Company.
Section 7.3 Individual Rights of Trustee.
     The Trustee in its individual or any other capacity may become the owner or pledgee of Securities and may otherwise deal with the Company or an Affiliate of the Company with the same rights it would have if it were not Trustee. Any Agent may do the same with like rights. However, the Trustee is subject to Sections 7.10 and 7.11.
Section 7.4 Trustee’s Disclaimer.
     The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Securities. It shall not be accountable for the Company’s use of the proceeds from the Securities or any money paid to the Company or upon the Company’s direction under any provision hereof. It shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee. It shall not be responsible for any statement or recital herein or any statement in the Securities or any other document in connection with the sale of the Securities or pursuant to this Indenture other than its certificate of authentication.
Section 7.5 Notice of Defaults.
     If a Default or Event of Default occurs and is continuing and if it is known to a Responsible Officer of the Trustee, the Trustee shall mail to Holders at their addresses as they appear in the Securities Register a notice of the Default or Event of Default within ninety (90)

days after it occurs or first becomes known to the Trustee. At least five (5) Business Days prior to the mailing of any notice to Holders under this Section 7.5, the Trustee shall provide the Company with notice of its intent to mail such notice. Except in the case of a Default or Event of Default in payment on any Security, the Trustee may withhold the notice if and so long as the Responsible Officer of the Trustee in good faith determines that withholding the notice would have no material adverse effect on the Holders.
Section 7.6 Reports by Trustee to Holders.
(a)	Within sixty (60) days after December 31 of each calendar year, commencing , the Trustee shall mail to Holders a brief report dated as of such reporting date that complies with TIA § 313(a) (but if no event described in TIA § 313(a) has occurred within the 12 months preceding the reporting date, no report need be prepared or transmitted). The Trustee also shall comply with TIA § 313(b). The Trustee shall also transmit by mail all reports as required by TIA § 313(c).

(b)	Commencing at the time this Indenture is qualified under the TIA, a copy of each report mailed to Holders under this Section 7.6 (at the time of its mailing to Holders) shall be filed with the SEC and each stock exchange, if any, on which the Securities are listed. The Company shall promptly notify the Trustee if and when the Securities are listed on any stock exchange.
Section 7.7 Compensation and Indemnity.
(a)	The Company shall pay to the Trustee from time to time reasonable compensation for its acceptance of this Indenture and its performance of the duties and services required hereunder. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Company shall reimburse the Trustee promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses shall include the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel.

(b)	The Company shall indemnify the Trustee against any and all losses, liabilities or expenses incurred by it arising out of or in connection with the acceptance or administration of its duties under this Indenture, except as set forth in Section 7.7(d) hereof. The Trustee shall notify the Company promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Company shall not relieve the Company of its obligations hereunder, except to the extent the Company is prejudiced thereby. The Company shall defend the claim and the Trustee shall reasonably cooperate in such defense. The Trustee may have separate counsel and the Company shall pay the reasonable fees and expenses of such counsel. The Company need not pay for any settlement made without its consent, which consent shall not be unreasonably withheld.

(c)	The obligations of the Company under this Section 7.7 shall survive the satisfaction and discharge of this Indenture.

(d)	The Company need not reimburse any expense or indemnify against any loss or liability incurred by the Trustee through its own negligence, bad faith or willful misconduct.

(e)	To secure the Company’s payment obligations in this Section, the Trustee shall have a lien prior to the Securities on all money or property held or collected by the Trustee, except that held in trust to pay principal and interest on the Securities or to pay other Senior Debt. Such lien shall survive the satisfaction and discharge of this Indenture. The Trustee shall provide the Company with notice of its exercise of the lien provided for herein concurrently with its exercise of such lien.

(f)	When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.1(g) or (h) occurs, the expenses and the compensation for the services are intended to constitute expenses of administration under any Bankruptcy Law.
Section 7.8 Replacement of Trustee.
(a)	A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.8.

(b)	Upon appointment of a successor Trustee, the Trustee may resign and be discharged from the trust hereby created by so notifying the Company. The Holders of a majority in principal amount of the then outstanding Securities may remove the Trustee (including any successor Trustee) at any time by so notifying the Trustee and the Company in writing. The Company may remove the Trustee if.
(1)	the Trustee fails to comply with Section 7.10;

(2)	the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(3)	a Custodian or public officer takes charge of the Trustee or its property;

(4)	the Trustee becomes incapable of acting as Trustee under this Indenture; or

(5)	the Company so elects, provided such successor Trustee is qualified and reasonably acceptable.
(c)	If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Company shall promptly appoint a successor Trustee.

(d)	If a successor Trustee does not take office within thirty (30) days after notice that the Trustee has resigned or has been removed, the Company or the Trustee or the Holders of a majority in principal amount of the then outstanding Securities may petition any court of competent jurisdiction for the appointment of a successor Trustee.

(e)	If the Trustee, after a written request by any Holder who has been a Holder for at least six (6) months, fails to comply with Section 7.10, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

(f)	A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Thereupon, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall mail a notice of its succession to all Holders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee, provided all sums owing to the Trustee hereunder have been paid and subject to the lien provided for in Section 7.7. Notwithstanding replacement of the Trustee pursuant to this Section 7.8, the Company’s obligations under Section 7.7 hereof shall continue for the benefit of the retiring Trustee.
Section 7.9 Successor Trustee by Merger, etc.
     If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act shall be the successor Trustee. The Trustee shall provide notice of any event described in this Section to the Company prior to or as soon as practical after the occurrence thereof.
Section 7.10 Eligibility; Disqualification.
(a)	There shall at all times be a Trustee hereunder which shall: (i) be a corporation or association organized and doing business under the laws of the United States of America or of any state or territory thereof or of the District of Columbia authorized under such laws to exercise corporate trustee power; (ii) be subject to supervision or examination by Federal, state, territorial or District of Columbia authority; and (iii) shall have a combined capital and surplus of at least $5,000,000 as set forth in its most recent published annual report of condition.

(b)	This Indenture shall always have a Trustee who satisfies the requirements of TIA § 310(a)(1) and (2). The Trustee is subject to TIA § 310(b).
Section 7.11 Preferential Collection of Claims Against Company.
     The Trustee is subject to TIA § 311(a), excluding any creditor relationship listed in TIA § 311(b). A Trustee who has resigned or been removed shall be subject to TIA § 311(a) to the extent indicated therein.

ARTICLE VIII.
DISCHARGE OF INDENTURE
Section 8.1 Termination of Company’s Obligations.
(a)	This Indenture shall cease to be of further effect (except that the Company’s obligations under Sections 7.7 and 8.4, and the Company’s, Trustee’s and Paying Agent’s obligations under Section 8.3 shall survive) when all outstanding Securities have been paid in full and the Company has paid all sums payable by the Company hereunder. In addition, the Company may terminate all of its obligations under this Indenture if:
(1)	the Company irrevocably deposits in trust with the Trustee or, at the option of the Trustee, with a trustee reasonably satisfactory to the Trustee and the Company under the terms of an irrevocable trust agreement in form and substance satisfactory to the Trustee, money or U.S. Government Obligations sufficient (as certified by an independent public accountant designated by the Company) to pay principal and interest on the Securities to maturity or redemption, as the case may be, and to pay all other sums payable by it hereunder, provided that (i) the trustee of the irrevocable trust shall have been irrevocably instructed to pay such money or the proceeds of such U.S. Government Obligations to the Trustee and (ii) the Trustee shall have been irrevocably instructed to apply such money or the proceeds of such U.S. Government Obligations to the payment of said principal and interest with respect to the Securities;

(2)	the Company delivers to the Trustee an Officers’ Certificate stating that all conditions precedent to satisfaction and discharge of this Indenture have been complied with; and

(3)	no Default or Event of Default with respect to the Securities shall have occurred and be continuing on the date of such deposit.
     Then, this Indenture shall cease to be of further effect (except as provided in this paragraph), and the Trustee, on demand of the Company, shall execute proper instruments acknowledging confirmation of and discharge under this Indenture. However, the Company’s obligations in Sections 2.3, 2.4, 2.5, 2.6, 2.7, 4.1, 4.2, 4.3, 7.7, 7.8, 8.3 and 8.4 and the Trustee’s and Paying Agent’s obligations in Section 8.3 shall survive until the Securities are no longer outstanding. Thereafter, only the Company’s obligations in Sections 7.7 and 8.4 and the Company’s, Trustee’s and Paying Agent’s obligations in Section 8.3 shall survive.
(b)	After such irrevocable deposit is made pursuant to this Section 8.1 and satisfaction of the other conditions set forth herein, the Trustee upon written request shall acknowledge in writing the discharge of the Company’s obligations under this Indenture except for those surviving obligations specified above.

(c)	In order to have money available on a Payment Date to pay principal or interest on the Securities, the U.S. Government Obligations shall be payable as to principal or interest at least one Business Day before such Payment Date in such amounts as will provide the necessary money. U.S. Government Obligations shall not be callable at the issuer’s option.
Section 8.2 Application of Trust Money.
     The Trustee or a trustee satisfactory to the Trustee and the Company shall hold in trust money or U.S. Government Obligations deposited with it pursuant to Section 8.1. It shall apply the deposited money and the money from U.S. Government Obligations through the Paying Agent and in accordance with this Indenture to the payment of principal and interest on the Securities.
Section 8.3 Repayment to Company.
(a)	The Trustee and the Paying Agent shall promptly pay to the Company upon written request any excess money or securities held by them at any time.

(b)	The Trustee and the Paying Agent shall pay to the Company upon written request any money held by them for the payment of principal or interest that remains unclaimed for two years after the date upon which such payment shall have become due; provided, however, that the Company shall have caused notice of such payment to be mailed to each Holder entitled thereto no less than thirty (30) days prior to such repayment. After payment to the Company, Holders entitled to the money must look to the Company for payment as general creditors unless an applicable abandoned property law designates another Person. If money is delivered to the Company pursuant to this Section 8.3(b), all liability of the Trustee and the Paying Agent with respect to such money shall cease.
Section 8.4 Reinstatement.
     If the Trustee or Paying Agent is unable to apply any money or U.S. Government Obligations in accordance with Section 8.2 by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Company’s obligations under this Indenture and the Securities shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.1 until such time as the Trustee or Paying Agent is permitted to apply all such money or U.S. Government Obligations in accordance with Section 8.2; provided, however, that if the Company has made any payment of interest on or principal of any Securities because of the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Securities to receive such payment, as long as no money is owed to the Trustee by the Company, from the money or U.S. Government Obligations held by the Trustee or Paying Agent.

ARTICLE IX.
AMENDMENTS
Section 9.1 Without Consent of Holders.
     The Company and the Trustee may amend this Indenture or the Securities without the consent of any Holder:
(a)	to cure any ambiguity, defect or inconsistency;

(b)	to comply with Section 5.1;

(c)	to make any change that would provide any additional rights or benefits to Holders of Securities or that does not adversely affect the legal rights hereunder of any Holder;

(d)	to increase the aggregate dollar amount of Securities which may be outstanding under this Indenture;

(e)	make any change in Section 3.2, provided, however, that no such change shall adversely affect the rights of any outstanding Security; or

(f)	to comply with any requirements of the SEC in connection with the qualification of this Indenture under the TIA or any requirements of state securities regulators imposed in connection with the qualification of the Indenture or the Securities under state law.
Section 9.2 With Consent of Holders.
(a)	The Company and the Trustee may amend this Indenture or the Securities with the written consent of the Holders of at least a majority in principal amount of the then outstanding Securities. The Holders of a majority in principal of the then outstanding Securities may also waive any existing default or compliance with any provision of this Indenture or the Securities. Notwithstanding the foregoing, unless Holders of at least 80% of the principal amount of the then outstanding Securities consent, an amendment or waiver under this Section may not (with respect to any Security held by a nonconsenting Holder):
(1)	reduce the aggregate principal amount of Securities whose Holders must consent to an amendments, supplement or waiver;

(2)	reduce the principal of or change the fixed maturity of any Security or alter the redemption provisions or the price at which the Company shall offer to redeem such Security pursuant to Section 3.1;

(3)	reduce the rate of or change the time for payment of interest, including default interest, on any Security (other than upon renewal of a Security);

(4)	unless cured, waive a Default or Event of Default in the payment of principal of or interest on any Security (except a rescission of acceleration of the Securities by the Holders of at least a majority in aggregate principal amount of the then outstanding Securities and a waiver of the payment default that resulted from such acceleration).

(5)	make any Security payable in money other than that stated in the Prospectus;

(6)	modify or eliminate the right of the estate of a Holder or a Holder to cause the Company to redeem a Security upon the death or the Total Permanent Disability of a Holder pursuant to Section 3.2; provided, however, that the Company may not modify or eliminate such right, as it may be in effect on the Issue Date, of any Security which was issued with such right;

(7)	make any change in Sections 6.4 or 6.7 hereof or in this sentence of this Section 9.2; or

(8)	make any change in this Section 9.2(a).
(b)	It shall not be necessary for the Holders under this Section to approve the particular form of any proposed amendment or waiver, but it shall be sufficient if such consent approves the substance thereof.

(c)	After an amendment or waiver pursuant to this Section 9.2 becomes effective, the Registrar shall mail to the Holders of each Security affected thereby a notice briefly describing the amendment or waiver. Any failure to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such supplemental indenture or waiver. Subject to Sections 6.4 and 6.7 hereof, the Holders of a majority in principal amount of the then outstanding Securities may waive compliance in a particular instance by the Company with any provision of this Indenture of the Securities.
Section 9.3 Compliance with Trust Indenture Act.
     If at the time this Indenture shall be qualified under the TIA, every amendment to this Indenture or the Securities shall be set forth in a supplemental indenture that complies with the TIA as then in effect.
Section 9.4 Revocation and Effect of Consents.
(a)	Until an amendment or waiver becomes effective, a consent to it by a Holder of a Security is a continuing consent by the Holder and every subsequent Holder of a Security or portion of a Security that evidences the same debt as the consenting Holder’s Security, even if notation of the consent is not made on any Security. An amendment or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

(b)	The Company may fix a record date for determining which Holders must consent to such amendment or waivers. If the Company fixes a record date, the record date shall be fixed at (i) the later of thirty (30) days prior to the first solicitation of such consent or the date of the most recent list of Holders furnished to the Trustee prior to such solicitation pursuant to Section 2.5, or (ii) such other date as the Company shall designate.
Section 9.5 Notation on or Exchange of Securities.
     The Trustee may place an appropriate notation about an amendment or waiver on any Security, if certificated, or any Account statement. Failure to make any notation or issue a new Security shall not affect the validity and effect of such amendment or waiver.
Section 9.6 Trustee to Sign Amendments, etc.
     The Trustee shall sign any amendment or supplemental indenture authorized pursuant to this Article 9 if, in the Trustee’s reasonable discretion, the amendment does not adversely affect the rights, duties, liabilities or immunities of the Trustee. If it does, the Trustee may, but need not, sign it. In signing or refusing to sign such amendment or supplemental indenture, the Trustee shall be entitled to receive, if requested, an indemnity reasonably satisfactory to it and to receive and, subject to Section 7.1, shall be fully protected in relying upon an Officers’ Certificate and an Opinion of Counsel (or written advice of counsel) as conclusive evidence that such amendment or supplemental indenture is authorized or permitted by this Indenture, that it is not inconsistent herewith and that it will be valid and binding upon the Company in accordance with its terms. The Company may not sign an amendment or supplemental indenture until its Board of Directors approves it.
ARTICLE X.
MISCELLANEOUS
Section 10.1 Trust Indenture Act Controls.
     If any provision of this Indenture limits, qualifies or conflicts with the duties imposed by TIA § 318(c), the imposed duties shall control.
Section 10.2 Notices.
(a)	Any notice, instruction, direction, request or other communication by the Company, the Trustee or any Holder to the others is duly given if in writing and delivered in person or mailed by first-class mail (registered or certified, return receipt requested) or overnight air courier guaranteeing next day delivery or by electronic transmission or facsimile:

If to the Company:
PERFORMANCE HOME BUYERS, LLC
4130 Linden Avenue
Dayton, Ohio 45432
Attention: Wayne Hawkins, Chief Operating Officer
Fax: (937) 781-0840
With a copy to:
Winthrop and Weinstine P.A.
225 South Sixth Street, Suite 3500
Minneapolis, Minnesota 55402
Attention: Philip T. Colton, Esq.
Fax: (612) 604-6800
If to the Trustee:
THE HERRING BANK
1001 South Harrison Street
Amarillo, TX 79101
Attention: Corporate Trust Department
Fax: (806) 378-6655
If to a Holder, such address as indicated on the current Securities Register maintained by the Registrar.
(b)	The Company or the Trustee by notice to the Company and the Trustee may designate additional or different addresses for subsequent notices or communications.

(c)	All notices and communications (other than those sent to Holders) shall be deemed to have been duly given: (i) at the time delivered by hand, if personally delivered; (ii) five (5) Business Days after being deposited in the mail, postage prepaid, if mailed; (iii) when answered back, if sent by electronic transmission; (iv) when receipt acknowledged, if faxed; and (v) the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.

(d)	Any notice or communication to a Holder shall be mailed by first-class mail to the Holder’s address shown on the Securities Register kept by the Registrar. Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.

(e)	If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given whether or not the addressee receives it.

(f)	If the Company mails a notice or communication to Holders, it shall mail a copy to the Trustee and each Agent at the same time.
Section 10.3 Communication by Holders with Other Holders.
     Holders may communicate pursuant to TIA § 312(b) with other Holders with respect to their rights under this Indenture or the Securities. The Trustee shall provide information regarding other Holders to any Holder only as required by TIA § 312(b). The Company, the Trustee, the Registrar and anyone else shall have the protection of TIA § 312(c).
Section 10.4 Certificate and Opinion as to Conditions Precedent.
     Upon any request or application by the Company to the Trustee to take any action under this Indenture, the Company shall furnish to the Trustee:
(a)	an Officers’ Certificate in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 10.5) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been complied with; and

(b)	an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 10.5) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been complied with.
Section 10.5 Statements Required in Certificate or Opinion.
     Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to TIA § 314(a)(4)) shall include:
(a)	a statement that the Person making such certificate or opinion has read such covenant or condition;

(b)	a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c)	a statement that, in the opinion of such Person, he has made such examination or investigation as is necessary to enable him to express an informed opinion whether such covenant or condition has been complied with; and

(d)	a statement whether, in the opinion of such Person, such condition or covenant has been complied with.

Section 10.6 Rules by Trustee and Agents.
     The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.
Section 10.7 Legal Holidays.
     A “Legal Holiday” is a Saturday, a Sunday or a day on which banking institutions in the State of Minnesota or at a place of payment are authorized or obligated by law, regulation or executive order to remain closed. If a Payment Date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period.
Section 10.8 No Recourse Against Others.
     No director, officer, employee, agent, manager or member of the Company as such, shall have any liability for any obligations of the Company under the Securities or this Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. Each Holder by accepting a Security waives and releases all such liability.
Section 10.9 Duplicate Originals.
     The parties may sign any number of copies of this Indenture. One signed copy is enough to prove this Indenture.
Section 10.10 Governing Law.
     THE INTERNAL LAW OF THE STATE OF MINNESOTA SHALL GOVERN THIS INDENTURE AND THE SECURITIES, WITHOUT REGARD TO THE CONFLICT OF LAWS PROVISIONS THEREOF.
Section 10.11 No Adverse Interpretation of Other Agreements.
     This Indenture may not be used to interpret another indenture, loan or debt agreement of the Company. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.
Section 10.12 Successors.
     All agreements of the Company in this Indenture and the Securities shall bind its successors. All agreements of the Trustee in this Indenture shall bind its successor.
Section 10.13 Severability.
     In case any provision in this Indenture or in the Securities shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 10.14 Counterpart Originals.
     The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.
Section 10.15 Table of Contents, Headings, etc.
     The Table of Contents, Cross-Reference Table and Headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms or provisions thereof.
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SIGNATURES
     IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed and their respective corporate seals to be hereunto affixed and attested, as of the day and year first written above.

PERFORMANCE HOME BUYERS, LLC, as obligor

By:
Name:

Title:

STATE OF OHIO	)
) ss.
COUNTY OF	)
The foregoing was acknowledged before me this                      day of                                         , 2005, by                                         , in his capacity as                      of Performance Home Buyers, LLC, an Ohio limited liability company.
                                                            Notary Public

THE HERRING BANK, a banking corporation formed under the laws of the State of Texas with trust powers, as Trustee

By:

Name:

Title:

STATE OF TEXAS	)
) ss.
COUNTY OF POTTER	)
The foregoing was acknowledged before me this                                          day of                                         , 2005, by                                         , in his [or her] capacity as                                          of The Herring Bank, a banking corporation formed under the laws of the State of Texas with trust powers.
                                                            Notary Public
{SIGNATURE PAGE TO INDENTURE}